Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Results for First Quarter 2014

LOS ANGELES, CA (May 13, 2014) – Rentech, Inc. (NASDAQ: RTK) today announced financial and operating results for the three months ended March 31, 2014.

D. Hunt Ramsbottom, president and CEO of Rentech, said, “One year ago, we announced our wood fibre strategy when we acquired Fulghum Fibres. Fulghum Fibres’ cash flow has proven to be stable and the business is running as expected. Our Canadian wood pellet projects are progressing on schedule and on budget.” Mr. Ramsbottom continued, “We have just acquired New England Wood Pellet, which strengthens and diversifies our fibre portfolio. With the recent investment from Blackstone/GSO, we are well positioned to further expand our fibre business.”

Mr. Ramsbottom added, “Our nitrogen fertilizer facilities have improved their operating and financial performance compared to last quarter. Both facilities are producing at or above new nameplate production capacity. We are focused on continued operational excellence at all of our facilities worldwide.”

Summary of Results

Rentech’s financial statements reflect the consolidated results of Rentech, Inc. and its subsidiaries, including its wood fibre processing business and Rentech Nitrogen Partners, L.P. (NYSE: RNF) (Rentech Nitrogen). Rentech owns the general partner and approximately 60% of the common units representing limited partner interests of Rentech Nitrogen. The results of the wood fibre processing business are reported as two operating segments: Fulghum Fibres (wood chipping) and wood pellets. Rentech Nitrogen’s results include two operating segments: the East Dubuque Facility and the Pasadena Facility. Results of the Company’s energy technologies business were reported as discontinued operations for the first time this quarter. Prior-year earnings from this segment were also reclassified as discontinued operations.

The financial results of Fulghum Fibres were included in 2013 results of operations only since the date of acquisition, which was May 1, 2013. Results for the three months ended March 31, 2014 are summarized below:

Consolidated revenues were $84.8 million, compared to $59.6 million in the prior-year period. These revenues were comprised primarily of:

•	$28.6 million from Fulghum Fibres; and

•	$56.3 million from Rentech Nitrogen, which represents a decrease of $3.3 million from the prior-year period.

Gross profit was $17.9 million, compared to $22.7 million in the prior-year period. Gross profit was comprised of:

•	$4.1 million from Fulghum Fibres; and

•	$13.8 million from Rentech Nitrogen, which represents a decrease of $9.0 million from the prior-year period

Consolidated Adjusted EBITDA was $6.0 million, an increase of $0.3 million compared to the prior-year period. EBITDA included the following:

•	$4.5 million from Fulghum Fibres; and

•	$11.5 million from Rentech Nitrogen, which represents a decrease of $9.2 million from the prior-year period.

Further explanation of Adjusted EBITDA, a non-GAAP financial measure, has been included below in this press release.

Net loss was $7.0 million or ($0.03) per basic share, compared to net loss of $5.2 million or ($0.02) per basic share for the same period last year.

Fulghum Fibres

Fulghum Fibres’ revenues were $28.6 million for the three months ended March 31, 2014, of which $14.2 million were generated from U.S. and $14.4 million from South American operations. Gross profit for the period was $4.1 million on margin of 14%. Selling, general, and administrative (SG&A) expenses for the three months ended March 31, 2014 were $1.4 million. During the three months ended March 31, 2014, Fulghum Fibres’ mills in the U.S. and South America processed approximately 3.0 million green metric tons (GMT) and approximately 0.8 million GMT of logs, respectively, into wood chips and residual fuels.

Wood Pellets

Operating expenses were $1.7 million for the three months ended March 31, 2014 compared to $1.1 million for the same period last year. The increase was due to $0.7 million of costs in 2014 related to the Atikokan and Wawa projects that were not capitalized and $0.2 million in management and development costs not directly related to the projects in Canada. These expenses were offset by a $0.3 million gain on disposal of assets. Results for the first quarter of 2014 were consistent with Rentech’s guidance for the full year.

Nitrogen Products Manufacturing

Revenues for the three months ended March 31, 2014 were $56.3 million for Rentech’s nitrogen products manufacturing segment. This compares to $59.6 million for the same period in the prior year. Revenues for the first quarter of 2014 declined 18% from the prior-year quarter at the East Dubuque Facility and increased 11% over the prior-year quarter at the Pasadena Facility.

Gross margin for the three months ended March 31, 2014 was 24%, compared to 38% for the same period last year.

Adjusted EBITDA for the three months ended March 31, 2014 was $11.5 million, which compares to $20.6 million in the corresponding period in 2013. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, appears below in this press release.

Net income was $3.1 million for the three months ended March 31, 2014, compared to $15.0 million for the same period last year.

Rentech Nitrogen announced today a cash distribution for the first quarter of 2014 of $0.08 per unit, to be paid on May 30, 2014. The calculation of the cash distribution is included below in this press release.

East Dubuque Facility

Revenues for the three months ended March 31, 2014 were $28.5 million, compared to $34.5 million for the same period last year. The decrease was primarily the result of lower ammonia and UAN deliveries, and lower sales prices for all fertilizer products. Lower revenues from fertilizer products were partially offset by an increase in sales of natural gas that were recorded in other revenue. The decrease in 2014 ammonia and UAN sales volume was due to unusually high sales volumes for the first quarter of 2013. Two unexpected outages at the ammonia plant during the fourth quarter of 2012 affected revenues in early 2013. The outages reduced production of ammonia and UAN. Deliveries of both products that had been expected in late 2012 were shifted into the first quarter of 2013. These two products comprised approximately 58% of the total revenues for the three months ended March 31, 2014 and 77% of total revenues for the first quarter of 2013.

Average sales prices per ton for the three months ended March 31, 2014 were approximately 27% lower for ammonia and 12% lower for UAN, as compared with the same period last year. The decrease in average sales prices for ammonia and UAN were consistent with the decline in global nitrogen fertilizer prices between the two periods. Significantly higher levels of low-priced urea on the market, particularly from China, contributed to this decline.

Gross profit was approximately $12.4 million for the three months ended March 31, 2014 compared to approximately $18.7 million for the same period last year. Gross profit margin for the three months ended March 31, 2014 was 44%, compared to 54% for the same period last year. The decline in revenues associated with lower deliveries and product pricing, in addition to increased natural gas costs, contributed to these decreases. During the three months ended March 31, 2014, temporary operational problems with a natural gas pipeline in the Midwest caused a significant spike in the local price of natural gas. This created a unique opportunity to purchase natural gas from other locations at lower prices and resell it at significantly higher prices. The East Dubuque facility also sold natural gas originally purchased for production at a gross profit that exceeded the expected gross profit from additional production using that natural gas. Approximately 151,000 MMBtus of natural gas that cost an average of $9.42 per MMBtu were sold at an average price of $29.90 per MMBtu. Approximately half of the natural gas sold had been intended for production of 2,900 tons of ammonia. The total of $4.5 million in natural gas sales generated a gross profit of approximately $3.1 million.

Adjusted EBITDA for the three months ended March 31, 2014 for the East Dubuque facility was $13.5 million. This compares to $19.6 million in the corresponding period in 2013. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, has been included below in this press release.

Net income was $11.2 million for the three months ended March 31, 2014, compared to $17.3 million for the same period last year.

Pasadena Facility

Revenues for the three months ended March 31, 2014 were $27.8 million compared to $25.0 million for the same period last year. The increase was primarily the result of higher ammonium sulfate (AS) sales volumes, which were almost completely offset by a decrease in ammonium sulfate sales prices. Both domestic and international sales increased as a result of higher ammonium sulfate production following the completion of the AS debottlenecking project in December 2013. Production of ammonium sulfate increased by approximately 14% during the first quarter as compared to the same period last year. Ammonium sulfate comprised approximately 77% of revenues from the Pasadena facility for the first quarter of 2014 and 69% for the same period last year.

Average AS sales prices per ton dropped by 40% for the three months ended March 31, 2014 as compared with the same period last year, largely due to the global decline in nitrogen pricing. Additional supply of AS produced by new caprolactam plants coming online in China also affected prices for ammonium sulfate, which is a byproduct of caprolactam. The average sales price for ammonium sulfate also declined this quarter due to a higher proportion of export sales as compared to the same period last year. Export sales are typically priced lower than domestic sales.

Gross profit was approximately $1.4 million for the three months ended March 31, 2014 compared to approximately $4.0 million for the same period last year. Gross profit margin for the first quarter was 5% compared to 16% for the same period last year. The decline in ammonium sulfate sales prices led to these decreases.

Adjusted EBITDA for the three months ended March 31, 2014 for the Pasadena facility was $0.3 million. This compares to $3.2 million in the corresponding period in 2013. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, appears below in this press release.

Net loss was $0.8 million for the three months ended March 31, 2014, compared to net income of $1.8 million for the same period last year.

Corporate Unallocated Expenses

Corporate unallocated expenses included in SG&A were $6.8 million for each of the three-month periods ended March 31, 2014 and 2013. Non-cash equity-based compensation expenses were $1.4 million for the three months ended March 31, 2014 and $1.3 million for the same period in 2013. SG&A expenses for the three months ended March 31, 2014 included $0.8 million of costs related to the acquisition of New England Wood Pellet, evaluation of shareholder proposals and settlement agreements with shareholders.

Discontinued Operations (Formerly the Energy Technologies segment)

Loss from discontinued operations for the three months ended March 31, 2014 was $1.5 million compared to $6.9 million for the same period last year. The decrease of $5.4 million was due to the elimination of expenses associated with research and development and business development activities, and to costs incurred in 2013 as the Company began to terminate alternative energy operations. The loss during the three months ended March 31, 2014 included $0.4 million of transaction costs related to the sale of the alternative energy technologies and decommissioned Product Demonstration Unit.

Business Updates

$150 Million Blackstone/GSO Capital Partners Investment

On April 9, 2014, GSO Capital Partners (GSO), the credit investment arm of Blackstone, invested $150 million in Rentech in the form of $100 million of convertible preferred stock and a $50 million term loan. The proceeds from the Blackstone/GSO investment will fund, among other things, identified growth opportunities in Rentech’s wood fibre processing business, including the Company’s recent acquisition of New England Wood Pellet (NEWP).

New England Wood Pellet Acquisition

On May 1, 2014, Rentech acquired NEWP, the largest producer of wood pellets for the U.S. heating market. The acquisition adds EBITDA and cash flow to Rentech’s wood pellet segment. NEWP broadens the Company’s product offerings, expands its operations and customer base, and opens up new geographic markets. It also positions Rentech for further growth in the home-heating market. NEWP is forecasted to have revenues of $31 million, operating income of $3 million and EBITDA of $5 million for the eight month period after the acquisition, ending December 31, 2014.

Atikokan and Wawa Pellet Facilities

The Company’s Canadian pellet projects are progressing on schedule and on budget. Rentech is targeting first delivery of pellets from the Atikokan facility to Ontario Power Generation this summer. Installation of equipment at the Wawa facility is proceeding on time, and the first shipment of pellets from the Wawa facility to Drax is expected in the fourth quarter of this year. The new pellet storage handling and loading facility that QSL is constructing at the Port of Quebec will be ready to begin receiving pellets this summer.

Updated 2014 Outlook

Rentech provided the following updated guidance for 2014, excluding Rentech Nitrogen (RNF):

2014	Wood Pellets			Fulghum		Total Pro Forma	Energy	Unalloc	RTK ex. RNF
($ in Millions)	CAN Plants [1]	Bus Dev	Total	Fibres	NEWP [2]	Wood Fibre	Tech [3]	Corp	Pro Forma
Revenue	$20	$—	$20	$95	$31	$146	$—	$—	$146
Cost of Sales	18	—	18	78	26	122	—	—	122
Cash SG&A [4,5,6]	2	5	7	5	2	14	5	19	38
Non-Cash SG&A	—	—	—	—	—	—	—	6	6
Depreciation & Amortization (OPEX portion)	—	—	—	2	—	2	—	1	3
Gain on Sale [7]	—	—	—	—	—	—	(15)	—	(15)
Operating Income (Loss)	—	(5)	(5)	10	3	8	10	(26)	(8)
Plus: Total Depreciation and Amortization [8]	2	—	2	10	2	14	—	1	15
EBITDA	$2	$(5)	$(3)	$20	$5	$22	$10	$(25)	$7

(1)	CAN Plants (Wawa & Atikokan) forecast assumes first shipment to Drax in December 2014.
(2)	Reflects post acquisition results (8 months) only.
(3)	Reported as discontinued operations in 2014.
(4)	CAN Plants (Wawa & Atikokan) SG&A includes assumed plant-related start-up costs of approximately $1 million.
(5)	Energy Tech. SG&A Q1-Q3 includes Sunshine Kaidi sale-related transaction & closing costs; Q4 SG&A, post-closing is expected to be approximately $0.2 million.
(6)	Unallocated Corp. SG&A includes $4 million of estimated costs related to the acquisition of NEWP, evaluation of shareholder proposals, settlement agreements with shareholders and professional services.
(7)	Includes projected $15 million book gain on sale of PDU equipment and intellectual property to Sunshine Kaidi (6/30/14 assumed close).
(8)	Includes depreciation recorded in Cost of Sales and OPEX. Reflects preliminary estimates of asset allocations for NEWP that will result from purchase accounting.

Conference Call with Management

The Company will hold a conference call today, May 13, 2014, at 3:00 p.m. PDT, during which Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 888-517-2513 or 847-619-6533 and entering the pass code 7750504#. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site, under the Presentations section. A replay will be available by audio webcast and teleconference from 5:30 p.m. PDT on May 13 through 11:59 p.m. PDT on May 23. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and entering the audience passcode 7750504#.

Rentech, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except per Share Data)

	For the Three Months
	Ended March 31,
	2014	2013
	(unaudited)
Revenues	$84,831	$59,564
Cost of Sales	66,936	36,845

Gross Profit	17,895	22,719
Operating Expenses
Selling, general and administrative expense	15,572	12,582
Depreciation and amortization	(324)	1,132
Other (income)/ expense	(348)	15

Total Operating Expenses	14,900	13,729

Operating Income	2,995	8,990
Other Expense, Net
Interest expense	(5,845)	(1,803)
Other expense, net	(24)	(140)

Total Other Expenses, Net	(5,869)	(1,943)

Income (Loss) from Continuing Operations Before Income Taxes and Equity in Loss of
Investee	(2,874)	7,047
Income tax (benefit) expense	1,050	(632)

Income (Loss) from Continuing Operations Before Equity in Loss of Investee	(3,924)	7,679
Equity in Loss of Investee	199	—

Income (Loss) from Continuing Operations	(4,123)	7,679
Loss from discontinued operations, net of tax	(1,471)	(6,893)

Net Income (Loss)	(5,594)	786
Net income attributable to noncontrolling interests	(1,394)	(6,026)

Net Loss Attributable to Rentech Common Shareholders	$(6,988)	$(5,240)

Net Income (Loss) per Common Share Allocated to Rentech Common Shareholders:
Basic and Diluted:
Continuing operations	$(0.02)	$0.01
Discontinued operations	(0.01)	(0.03)

Net Loss	$(0.03)	$(0.02)

Weighted-Average Shares Used to Compute Net Loss per Common Share:
Basic	227,529	225,222

Diluted	227,529	231,534

Rentech, Inc.

Statements of Operation by Business Segment

(Stated in Thousands)

	For the Three Months
	Ended March 31,
	2014	2013
	(unaudited)
Revenues
East Dubuque	$28,491	$34,549
Pasadena	27,789	25,015
Fulghum Fibres	28,551	—

Total Revenues	$84,831	$59,564

Gross Profit
East Dubuque	$12,398	$18,746
Pasadena	1,366	3,973
Fulghum Fibres	4,131	—

Total Segment Gross Profit	$17,895	$22,719

Selling, General and Administrative Expense
East Dubuque	$1,133	$1,345
Pasadena	1,829	1,242
Fulghum Fibres	1,401	—
Wood Pellets	2,068	1,071

Total Segment Selling, General and Administrative Expense	$6,431	$3,658

Depreciation and Amortization
East Dubuque	$37	$73
Pasadena	296	875
Fulghum Fibres [1]	(809)	—
Wood Pellets	19	—

Total Segment Depreciation and Amortization Recorded in Operating Expenses	$(457)	$948

Net Income (Loss)
East Dubuque	$11,209	$17,270
Pasadena	(786)	1,816
Fulghum Fibres	1,654	—
Wood Pellets	(1,644)	(1,071)

Total Segment Net Income	$10,433	$18,015

[1]	Amortization of unfavorable agreements exceeds amortization of favorable agreements resulting in a credit in depreciation and amortization for Fulghum Fibres. Most of Fulghum’s processing agreements are favorable; however, the unfavorable agreements have shorter remaining lives resulting in higher net negative amortization in the early years following the Fulghum Fibres Acquisition.

Rentech, Inc.

Statements of Operation by Business Segment—Continued

(Stated in Thousands)

	For the Three Months
	Ended March 31,
	2014	2013
	(unaudited)
Reconciliation of Segment Net Income to Consolidated Net Income (Loss):
Segment net income	$10,433	$18,015
RNF – Partnership and unallocated expenses recorded as selling, general	(2,316)	(2,154)
and administrative expenses
RNF – Partnership and unallocated expenses recorded as other expense	—	(212)
RNF – Unallocated interest expense and loss on interest rate swaps	(4,982)	(1,711)
Corporate and unallocated expenses recorded as selling, general and	(6,825)	(6,770)
administrative expenses
Corporate and unallocated depreciation and amortization expense	(133)	(184)
Corporate and unallocated income recorded as other income (expense)	8	(17)
Corporate and unallocated interest expense	(304)	—
Corporate income tax benefit (expense)	(4)	712
Loss from Discontinued Operations, net of tax	(1,471)	(6,893)

Consolidated Net Income (Loss)	$(5,594)	$786

Rentech, Inc.

Selected Balance Sheet Data

(Stated in Thousands)

	As of	As of
	March 31, 2014	December 31, 2013
	(unaudited)
Cash	$80,762	$106,369
Working Capital	39,171	69,822
Construction in Progress	80,439	60,136
Total Assets	730,676	703,590
Total Debt	421,142	421,979
Total Rentech Stockholders’ Equity	151,669	158,073
Cash—RNF	$37,278	$34,060
Cash excluding RNF	43,484	72,309

Total Cash	$80,762	$106,369

Debt—RNF	$320,000	$320,000
Debt excluding RNF	101,142	101,979

Total Debt	$421,142	$421,979

Disclosure Regarding Non-GAAP Financial Measures

Consolidated Adjusted EBITDA for Rentech and Adjusted EBITDA for Rentech Nitrogen are defined as net income (loss) plus interest expense and other financing costs, income tax expense (benefit), depreciation and amortization and fair value adjustment to earn-out consideration, net of gain on interest rate swaps. Adjusted EBITDA for Fulghum Fibres is defined as net income plus net interest expense, depreciation and amortization, income tax expense and other adjustments. Adjusted EBITDA for NEWP is defined as operating income plus depreciation and amortization.

Cash selling, general and administrative expenses exclude non-cash compensation expenses.

The non-GAAP financial measures described above are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. These non-GAAP financial measures may have material limitations as performance measures because they exclude items that are necessary elements of our businesses’ costs and operations. In addition, EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation of those measures, since each company may define these terms differently.

The table below reconciles Rentech’s consolidated Adjusted EBITDA from net income (loss) for the three months ended March 31, 2014 and 2013.

Rentech, Inc.

(Stated in Thousands)

	For the Three Months	For the Three Months
	Ended March 31,	Ended March 31,
	2014	2013
	(unaudited)
Net Income (Loss)	$(5,594)	$786
Add:
Net Interest Expense	5,845	1,803
Income Tax (Benefit) Expense	1,050	(632)
Depreciation and Amortization	4,441	3,608
Other	223	140

Adjusted EBITDA	$5,965	$5,705

The table below reconciles Rentech Nitrogen’s consolidated Adjusted EBITDA, a non-GAAP financial measure, to net income for the three months ended March 31, 2014.

	For the Three Months Ending March 31, 2014
	East Dubuque	Pasadena	Partnership
(Stated in thousands, except per unit data)	Facility	Facility	Level	Consolidated
	(unaudited)
Net income (loss)	$11,209	$(786)	$(7,298)	$3,125
Plus: Net interest expense	22	—	4,982	5,004
Plus: Income tax expense	3	27	—	30
Plus: Depreciation and amortization	2,242	1,062	—	3,304

Adjusted EBITDA	$13,476	$303	$(2,316)	$11,463
Plus: Non-cash compensation expense	—	—	496	496
Less: Maintenance capital expenditures	(1,902)	(3,729)	—	(5,631)
Plus: Portion of capital expenditures financed	—	3,137	—	3,137
Less: Net interest expense	(22)	—	(4,982)	(5,004)
Less: Cash reserved for working capital purposes	—	—	(1,350)	(1,350)

Cash distribution	$11,552	$(289)	$(8,152)	$3,111

Cash distribution, per unit	$0.30	$(0.01)	$(0.21)	$0.08

Common units outstanding	38,889	38,889	38,889	38,890

The table below reconciles consolidated Adjusted EBITDA to net income for Rentech Nitrogen for the three months ended March 31, 2013.

	For the Three Months Ended March 31, 2013
	East Dubuque	Pasadena	Partnership
(Stated in thousands)	Facility	Facility	Level	Consolidated
Net income	$17,271	$1,816	$(4,077)	$15,009
Add:
Net Interest Expense	(0)	3	1,800	1,803
Gain on Interest Rate Swaps	—	—	(89)	(89)
Income Tax Expense	43	37	—	80
Depreciation and Amortization	2,306	1,302	—	3,608
Fair Value Adjustment to Earn-out Consideration	—	—	212	212

Adjusted EBITDA	$19,620	$3,157	$(2,154)	$20,623

The table below reconciles Adjusted EBITDA to net income for Fulghum Fibres for the three months ended March 31, 2014.

Fulghum Fibres

(Stated in Thousands)

For the Three Months
Ended March 31,
2014
(unaudited)
Net Income	$1,654
Add:
Net interest Expense	536
Depreciation and Amortization	985
Income tax expense	1,012
Other	336

Adjusted EBITDA	$4,523

The table below reconciles forecasted EBITDA to operating income for NEWP for the twelve months ending December 31, 2014.

New England Wood Pellet

(Stated in Millions)

For the Twelve Months Ending December 31, 2014[1]
(unaudited)
Operating Income	$4.6
Add:
Depreciation and Amortization	3.0

EBITDA	$7.6

(1)	In 2014, Rentech will recognize EBITDA from the date of the acquisition through December 31, 2014.

About Rentech, Inc.

Rentech, Inc. (NASDAQ: RTK) owns and operates wood fibre processing, wood pellet production and nitrogen fertilizer manufacturing businesses. Rentech offers a full range of integrated wood fibre services for commercial and industrial customers around the world, including wood chipping services, operations, marketing, trading and vessel loading, through its subsidiary, Fulghum Fibres. The Company’s New England Wood Pellet subsidiary is a leading producer of bagged pellets for the U.S. heating market. Rentech manufactures and sells nitrogen fertilizer through its publicly-traded subsidiary, Rentech Nitrogen Partners, L.P. (NYSE: RNF). Please visit www.rentechinc.com and www.rentechnitrogen.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: potential investment opportunities, including projected revenues and EBITDA for the wood fibre and nitrogen businesses; our ability to complete the wood pellet mills on a timely basis and on budget; the outlook for our wood processing and nitrogen fertilizer businesses; and our ability to close on the sale of our energy technologies business. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice president of Investor Relations and Communications

310-571-9800

ir@rentk.com